Exhibit 32.1

Written Statement of the Chief Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. 1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer and Principal Financial Officer of Jilco Industries, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-KSB of the Company for the quarter ended July 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: October 24, 2007

/s/ MARTHA KRETZMER
Martha Kretzmer Principal Executive Officer and Principal Financial Officer